Exhibit 23.3

Unit A, 12th Floor, China Overseas Building 139 Hennessy Road, Wanchai, Hong Kong Tel : +852 2950 7800 Fax : +852 2950 7811	香港灣仔軒尼詩道139號 中國海外大廈12樓A室 電話 : +852 2950 7800 傳真 : +852 2950 7811

Date: February 27, 2026

UDynamics Limited
18/F, Kinox Centre

9 Hung To Road

Kwun Tong, Kowloon

Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent letter in relation to UDynamics Limited

We are the legal advisers to UDynamics Limited, a company incorporated in the British Virgin Islands (the “Company”) and its subsidiary established in Hong Kong regarding to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder, relating to the initial public offering by the Company of its class A ordinary shares (the “Class A Ordinary Shares”) and listing of the Company’s Class A Ordinary Shares on the Nasdaq Capital Market.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ David Fong & Co.

David Fong & Co.

PARTNERS CONSULTANT SOLICITORS	: : :	DAVID L.K. FONG 方良佳律師，TIMOTHY C.K. KWAN 關智傑律師，HERMES H.C. SHIN 單浩銓律師 MATTHEW H.C. WONG 黃漢柱律師 BRUNO C.H. CHAN 陳震雄律師